Item 1.


MetroGas Logo
www.metrogas.com.ar
-------------------


                              FOR IMMEDIATE RELEASE

For more information please contact:

MetroGAS S.A.                                  Citigate Financial Intelligence
Pablo Boselli, Financial Manager               Patrick Kilhaney
(pboselli@metrogas.com.ar)                     (Patrick.Kilhaney@citigatefi.com)
(5411) 4309-1511                               (201) 499-3559

       METROGAS ANNOUNCES THE EXTENSION OF ITS SOLICITATION OF CONSENTS TO
                 RESTRUCTURE ITS UNSECURED FINANCIAL INDEBTNESS.


        BUENOS AIRES, December 23, 2003 - MetroGAS S.A. (the "Company") today announced that it is further extending its solicitation (the "APE Solicitation") from holders of its 9-7/8% Series A Notes due 2003 (the "Series A Notes"), its 7.35% Series B Notes due 2002 (the "Series B Notes") and its Floating Rate Series C Notes due 2004 (the "Series C Notes" and, together with the Series A Notes and the Series B Notes, the "Existing Notes") and its other unsecured financial indebtedness (the "Existing Bank Debt" and, together with the Existing Notes, the "Existing Debt"), subject to certain eligibility requirements, of powers of attorney authorizing the execution on behalf of the holders of its Existing Notes of, and support agreements committing holders of its Existing Bank Debt to, execute an acuerdo preventivo extrajudicial (the "APE") until 5:00 p.m., New York City time, on January 20, 2004, unless further extended by the Company.

        APE Solicitation

        As of 5:00 p.m., New York City time, on December 22, 2003, powers of attorney and support agreements had been received with respect to approximately U.S.$100,476,400 principal amount of Existing Debt.

        The APE Solicitation will remain in all respects subject to all terms and conditions described in the Company's Solicitation Statement dated November 7, 2003.

        THIS PRESS RELEASE IS NOT AN OFFER IN ANY JURISDICTION, INCLUDING THE UNITED STATES AND ITALY, OF THE RIGHTS OR THE INTERESTS IN THE APE ARISING FROM THE EXECUTION OF THE APE OR ANY OF THE SECURITIES THAT MAY BE ISSUED IF THE APE IS APPROVED BY THE REVIEWING COURT. NEITHER THE RIGHTS NOR THE INTERESTS IN THE APE ARISING FROM THE EXECUTION OF THE APE NOR ANY OF THE SECURITIES THAT MAY BE ISSUED IF THE APE IS APPROVED BY THE REVIEWING COURT MAY BE SOLD (A) IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR (B) IN ANY OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED. THE COMPANY HAS NOT REGISTERED AND WILL NOT REGISTER UNDER THE SECURITIES ACT THE RIGHTS OR THE INTERESTS IN THE APE ARISING FROM THE EXECUTION OF THE APE OR ANY OF THE SECURITIES THAT MAY BE ISSUED IF THE APE IS APPROVED BY THE REVIEWING COURT. THE APE SOLICITATION IS NOT BEING AND WILL NOT BE MADE TO HOLDERS


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OF EXISTING DEBT LOCATED IN ITALY AND WILL BE MADE TO THEM, IF AT ALL, AT A
LATER DATE AND IN FULL COMPLIANCE WITH ITALIAN LAWS AND REGULATIONS.

        The Information Agent for the APE Solicitation outside Argentina is GBR Information Services and its telephone number is (212) 644-1772. The Information Agent within Argentina is JP Morgan Chase Bank Buenos Aires Branch and its telephone number is 5411-4348-3475/4325-8046.